Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2024

Company to Host Quarterly Conference Call at 5:00 P.M. ET on November 6, 2024 and Announces their 2024 Virtual Investor Day at 11:00 A.M. ET on December 4, 2024
The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - November 6, 2024: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2024.

($ in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Change	2024	2023	Change
Gross premiums written	$93,016	$93,986	(1.0)%	$507,066	$507,449	(0.1)%
Gross premiums earned	$160,178	$157,777	1.5%	$475,898	$445,589	6.8%
Net premiums earned	$74,486	$50,264	48.2%	$200,498	$212,919	(5.8)%
Total revenue	$82,136	$52,532	56.4%	$217,390	$213,149	2.0%
Income from continuing operations, net of tax	$27,669	$15,015	84.3%	$70,451	$67,824	3.9%
Income (loss) from discontinued operations, net of tax	$450	$(4,447)	110.1%	$321	$227,803	NM
Consolidated net income	$28,119	$10,568	166.1%	$70,772	$295,627	(76.1)%

Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.56	$0.34	64.7%	$1.43	$1.54	(7.1)%
Discontinued Operations	$0.01	$(0.10)	110.0%	0.01	5.19	(99.8)%
Total	$0.57	$0.24	137.5%	$1.44	$6.73	(78.6)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets and goodwill impairment	$610	$812	(24.9)%	$2,031	$2,436	(16.6)%
Less: Income (loss) from discontinued operations, net of tax	$450	$(4,447)	110.1%	$321	$227,803	NM
Less: Net realized gains (losses) on investment portfolio	$(3)	$4	NM	$(124)	$(6,787)	98.2%
Less: Unrealized gains on equity securities	$1,543	$177	NM	$1,542	$792	NM
Less: Net tax impact (1)	$(195)	$133	NM	$129	$1,771	(92.7)%
Core income(2)	$26,934	$15,513	73.6%	$70,935	$74,484	(4.8)%
Core income per diluted share (2)	$0.54	$0.35	54.3%	$1.44	$1.70	(15.3)%

Book value per share				$5.38	$2.78	93.5%
NM = Not Meaningful
(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(2) Core income and core income per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Comments from Chief Executive Officer, Dan Peed:

“Foremost, American Coastal is committed to helping and responding to those who were impacted by Hurricanes Debby, Helene and Milton. Having so many associates impacted by the storms, we understand the requirement for, and expectation of, exceptional customer service. Two of American Coastal’s core values are collaboration and resiliency, and I am proud that our associates embody these values in the wake of devastating storms that impacted so many.

Our performance this quarter reflects these core values and the strength of our underwriting discipline and the focus on protecting American Coastal from outsized exposure. We continue reporting increased returns on equity and combined ratios lower than 60%. For the third quarter, our total revenue was $82.1 million, a 56% increase year-over-year.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Income from continuing operations, net of tax	$27,669	$15,015	$70,451	$67,824
Return on equity based on GAAP income from continuing operations, net of tax (1)	55.3%	177.9%	46.9%	267.9%

Income (loss) from discontinued operations, net of tax	$450	$(4,447)	$321	$227,803
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	0.9%	(52.7)%	0.2%	NM

Consolidated net income	$28,119	$10,568	$70,772	$295,627
Return on equity based on GAAP net income (1)	56.2%	125.2%	47.1%	NM

Core income	$26,934	$15,513	$70,935	$74,484
Core return on equity (1)(2)	53.8%	183.8%	47.3%	294.2%
(1) Return on equity for the three and nine months ended September 30, 2024 and 2023 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to Interboro Insurance Company ("IIC"), now captured within discontinued operations, are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024	2023	Change		2024	2023	Change
Consolidated
Loss ratio, net(1)	15.8%	19.5%	(3.7)	pts	19.7%	18.8%	0.9	pts
Expense ratio, net(2)	41.9%	43.2%	(1.3)	pts	38.9%	42.4%	(3.5)	pts
Combined ratio (CR)(3)	57.7%	62.7%	(5.0)	pts	58.6%	61.2%	(2.6)	pts
Effect of current year catastrophe losses on CR	6.6%	9.7%	(3.1)	pts	2.6%	6.2%	(3.6)	pts
Effect of prior year favorable development on CR	(1.8)%	(6.2)%	4.4	pts	(1.2)%	(5.2)%	4.0	pts
Underlying combined ratio(4)	52.9%	59.2%	(6.3)	pts	57.2%	60.2%	(3.0)	pts

IIC
Loss ratio, net(1)	63.5%	71.1%	(7.6)	pts	70.4%	83.1%	(12.7)	pts
Expense ratio, net(2)	35.8%	51.1%	(15.3)	pts	42.2%	56.6%	(14.4)	pts
Combined ratio (CR)(3)	99.3%	122.2%	(22.9)	pts	112.6%	139.7%	(27.1)	pts
Effect of current year catastrophe losses on CR	4.7%	17.2%	(12.5)	pts	5.3%	13.5%	(8.2)	pts
Effect of prior year favorable development on CR	(6.0)%	(4.4)%	(1.6)	pts	(4.7)%	(3.4)%	(1.3)	pts
Underlying combined ratio(4)	100.6%	109.4%	(8.8)	pts	112.0%	129.6%	(17.6)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024	2023	Change		2024	2023	Change
Loss and LAE	$11,774	$9,822	$1,952		$39,525	$39,968	$(443)
% of Gross earned premiums	7.4%	6.2%	1.2	pts	8.3%	9.0%	(0.7)	pts
% of Net earned premiums	15.8%	19.5%	(3.7)	pts	19.7%	18.8%	0.9	pts
Less:
Current year catastrophe losses	$4,953	$4,891	$62		$5,156	$13,189	$(8,033)
Prior year reserve favorable development	(1,357)	(3,105)	1,748		(2,379)	(11,212)	8,833
Underlying loss and LAE (1)	$8,178	$8,036	$142		$36,748	$37,991	$(1,243)
% of Gross earned premiums	5.1%	5.1%	—	pts	7.7%	8.5%	(0.8)	pts
% of Net earned premiums	11.0%	16.0%	(5.0)	pts	18.3%	17.8%	0.5	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024	2023	Change		2024	2023	Change
Policy acquisition costs	$20,942	$13,606	$7,336		$44,476	$62,298	$(17,822)
Operating and underwriting	2,115	2,081	34		6,492	6,962	(470)
General and administrative	8,174	6,011	2,163		26,987	21,036	5,951
Total Operating Expenses	$31,231	$21,698	$9,533		$77,955	$90,296	$(12,341)
% of Gross earned premiums	19.5%	13.8%	5.7	pts	16.4%	20.3%	(3.9)	pts
% of Net earned premiums	41.9%	43.2%	(1.3)	pts	38.9%	42.4%	(3.5)	pts

Exhibit 99.1

Quarterly Financial Results
Net income for the third quarter of 2024 was $28.1 million, or $0.57 per diluted share, compared to $10.6 million, or $0.24 per diluted share, for the third quarter of 2023. Of this income, $27.7 million is attributable to continuing operations for the three months ended September 30, 2024, an increase of $12.7 million from net income of $15.0 million for the same period in 2023. Quarter-over-quarter revenues increased, driven by a decrease in ceded premiums earned, an increase in net investment income and unrealized gains on equity securities. This was offset by increased expenses quarter-over-quarter, driven by an increase in policy acquisition costs and general and administrative expenses, as described below. In addition, the Company's provision for income taxes increased as a result of increased income before taxes quarter-over-quarter. The Company's income from discontinued operations, also contributed to this change in net income, increasing $4.9 million quarter-over-quarter, as the deconsolidation of the Company's former subsidiary, United Property and Casualty Insurance Company ("UPC") is not impacting the Company in 2024.

The Company's total gross written premium remained relatively flat, decreasing by $1.0 million, or 1.0%, to $93.0 million for the third quarter of 2024, from $94.0 million for the third quarter of 2023. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2024	2023	Change $	Change %
Direct Written and Assumed Premium by State
Florida	$93,016	$93,965	$(949)	(1.0)%
New York	—	—	—	—
Total direct written premium by state	93,016	93,965	(949)	(1.0)
Assumed premium	—	21	(21)	(100.0)
Total gross written premium by state	$93,016	$93,986	$(970)	(1.0)%

Gross Written Premium by Line of Business
Commercial property	$93,016	$93,986	$(970)	(1.0)%
Personal property	—	—	—	—
Total gross written premium by line of business	$93,016	$93,986	$(970)	(1.0)%

Loss and LAE increased by $2.0 million, or 20.4%, to $11.8 million for the third quarter of 2024, from $9.8 million for the third quarter of 2023. Loss and LAE expense as a percentage of net earned premiums decreased 3.7 points to 15.8% for the third quarter of 2024, compared to 19.5% for the third quarter of 2023. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter of 2024 would have been 5.1%, unchanged from the third quarter of 2023.

Policy acquisition costs increased by $7.3 million, or 53.7%, to $20.9 million for the third quarter of 2024, from $13.6 million for the third quarter of 2023, primarily due to a decrease in reinsurance commission income attributable to the change in our quota share reinsurance cession rate from 40% to 20% effective June 1, 2024. This was partially offset by increased management fees attributable to our commercial property premiums.

Operating and underwriting expenses remained unchanged at $2.1 million for both the third quarter of 2024 and the third quarter of 2023.

General and administrative expenses increased by $2.2 million, or 36.7%, to $8.2 million for the third quarter of 2024, from $6.0 million for the third quarter of 2023, driven by increased overhead costs such as amortization of capitalized software and salaries.

Exhibit 99.1

IIC Results Highlights

Net income attributable to IIC totaled $450 thousand for the third quarter of 2024 compared to a net loss of $642 thousand for the third quarter of 2023. Drivers of the quarter-over-quarter increase included: an increase in net premiums earned of $1.5 million, driven by an increase in gross premiums earned of $1.3 million, while ceded premiums earned remained relatively flat, decreasing $182 thousand. Expenses also remained relatively flat, with a net increase of $179 thousand, driven by an increase in loss and LAE incurred of $506 thousand, which was driven by current year non-catastrophe losses, offset primarily by a decrease in operating and underwriting expenses of $390 thousand. IIC's remaining expenses remained relatively flat quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2024 and 2023 were as follows:

	2024	2023
Non-at-Risk	(0.5)%	(0.2)%
Quota Share	(16.2)%	(31.5)%
All Other	(36.8)%	(36.4)%
Total Ceding Ratio	(53.5)%	(68.1)%

Ceded premiums earned related to the Company's catastrophe excess of loss contracts remained relatively flat quarter-over-quarter. The Company's utilization of quota share reinsurance coverage resulted in less excess of loss coverage needed for the 2023-2024 catastrophe year; however, the cost savings associated with this reduction in necessary coverage were offset by rate increases on catastrophe excess of loss coverage for the same period. This utilization of quota share reinsurance coverage increased the Company's ceding ratio overall during 2023. Effective June 1, 2024, the Company decreased its quota share reinsurance coverage from 40% to 20%, lowering the Company's quota share ceding ratio and overall ceding ratio.

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2024 and 2023 for IIC, captured within discontinued operations, were as follows:

	IIC
	2024	2023
Non-at-Risk	(2.5)%	(2.8)%
Quota Share	—%	—%
All Other	(21.9)%	(27.9)%
Total Ceding Ratio	(24.4)%	(30.7)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $311.9 million at December 31, 2023 to $571.1 million at September 30, 2024. This increase is driven by positive cash flows from operations. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 84.2% of total investments at September 30, 2024 compared to 89.4% of total investments at December 31, 2023. The Company's fixed maturity investments had a modified duration of 2.3 years at September 30, 2024, compared to 3.4 years at December 31, 2023.

Exhibit 99.1

Book Value Analysis

Book value per common share increased 49.0% from $3.61 at December 31, 2023, to $5.38 at September 30, 2024. Underlying book value per common share increased 41.8% from $3.97 at December 31, 2023 to $5.63 at September 30, 2024. An increase in the Company's retained earnings as a result of net income in the first nine months of 2024, drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at September 30, 2024.

($ in thousands, except for share and per share data)	September 30, 2024	December 31, 2023

Book Value per Share
Numerator:
Common stockholders' equity	$259,582	$168,765
Denominator:
Total Shares Outstanding	48,204,962	46,777,006
Book Value Per Common Share	$5.38	$3.61

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$259,582	$168,765
Less: Accumulated other comprehensive loss	(11,617)	(17,137)
Stockholders' Equity, excluding AOCI	$271,199	$185,902
Denominator:
Total Shares Outstanding	48,204,962	46,777,006
Underlying Book Value Per Common Share(1)	$5.63	$3.97
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    November 6, 2024 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1692077&tp_key=987914f3a40

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

Virtual Investor Day

American Coastal Insurance Corporation will host its 2024 Investor Day on Wednesday, December 4, 2024 from 11:00 A.M. ET. This will be a virtual video event that investors can access live from American Coastal's investor relations website at https://investors.amcoastal.com. The event will feature presentations from the senior leadership team and will highlight operational developments and strategic initiatives across the business.

Investors are encourage to pre-submit questions for the Q&A portion of the event by emailing the Company's investor relations representative, Karin Daly, Vice President, The Equity Group, at kdaly@equityny.com. There will also be an opportunity to ask live questions via chat during the webcast. A replay of the webcast will be available shortly after the event concludes.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Stable outlook by Kroll. ACIC maintains a ‘BB+’ issuer rating with a Stable outlook by Kroll.

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Exhibit 99.1
Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of the Company's subsidiary, IIC. In addition, on February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, UPC. As such, prior year financial results and Consolidated Balance Sheet components have been reclassified to reflect continuing and discontinued operations appropriately.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
REVENUE:
Gross premiums written	$93,016	$93,986	$507,066	$507,449
Change in gross unearned premiums	67,162	63,791	(31,168)	(61,860)
Gross premiums earned	160,178	157,777	475,898	445,589
Ceded premiums earned	(85,692)	(107,513)	(275,400)	(232,670)
Net premiums earned	74,486	50,264	200,498	212,919
Net investment income	6,110	2,087	15,474	6,225
Net realized investment gains (losses)	(3)	4	(124)	(6,787)
Net unrealized gains on equity securities	1,543	177	1,542	792
Total revenues	$82,136	$52,532	$217,390	$213,149
EXPENSES:
Losses and loss adjustment expenses	11,774	9,822	39,525	39,968
Policy acquisition costs	20,942	13,606	44,476	62,298
Operating expenses	2,115	2,081	6,492	6,962
General and administrative expenses	8,174	6,011	26,987	21,036
Interest expense	3,067	2,718	9,212	8,156
Total expenses	46,072	34,238	126,692	138,420
Income before other income	36,064	18,294	90,698	74,729
Other income (loss)	453	(237)	2,074	1,157
Income before income taxes	36,517	18,057	92,772	75,886
Provision for income taxes	8,848	3,042	22,321	8,062
Income from continuing operations, net of tax	$27,669	$15,015	$70,451	$67,824
Income (loss) from discontinued operations, net of tax	450	(4,447)	321	227,803
Net income	$28,119	$10,568	$70,772	$295,627
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	7,529	(2,761)	7,404	(698)
Reclassification adjustment for net realized investment losses (gains)	3	(2)	124	6,806
Income tax benefit related to items of other comprehensive income (loss)	—	—	—	—
Total comprehensive income	$35,651	$7,805	$78,300	$301,735

Weighted average shares outstanding
Basic	48,066,358	43,301,388	47,742,744	43,220,084
Diluted	49,521,246	44,142,693	49,255,071	43,888,665

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.58	$0.34	$1.48	$1.57
Discontinued operations	0.01	(0.10)	0.01	5.27
Total	$0.59	$0.24	$1.49	$6.84
Diluted
Continuing operations	$0.56	$0.34	$1.43	$1.54
Discontinued operations	0.01	(0.10)	0.01	5.19
Total	$0.57	$0.24	$1.44	$6.73

Dividends declared per share	$—	$—	$—	$—

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2024	December 31, 2023
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$278,373	$138,387
Equity securities	25,950	—
Other investments	26,392	16,487
Total investments	$330,715	$154,874
Cash and cash equivalents	183,147	138,930
Restricted cash	57,251	18,070
Accrued investment income	3,359	1,767
Property and equipment, net	7,300	3,658
Premiums receivable, net	18,630	45,924
Reinsurance recoverable on paid and unpaid losses	147,065	340,820
Ceded unearned premiums	199,426	155,301
Goodwill	59,476	59,476
Deferred policy acquisition costs	43,166	21,149
Intangible assets, net	6,518	8,548
Other assets	13,284	36,718
Assets held for sale	74,537	77,143
Total Assets	$1,143,874	$1,062,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$173,322	$347,738
Unearned premiums	307,325	276,157
Reinsurance payable on premiums	122,597	—
Payments outstanding	4,479	706
Accounts payable and accrued expenses	75,525	74,783
Operating lease liability	23	739
Other liabilities	2,960	672
Notes payable, net	148,937	148,688
Liabilities held for sale	49,124	44,130
Total Liabilities	$884,292	$893,613
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,417,045 and 46,989,089 issued, respectively; 48,204,962 and 46,777,006 outstanding, respectively	5	5
Additional paid-in capital	437,241	423,717
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(11,617)	(17,137)
Retained earnings (deficit)	(165,616)	(237,389)
Total Stockholders' Equity	$259,582	$168,765
Total Liabilities and Stockholders' Equity	$1,143,874	$1,062,378